Exhibit 5.01

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com
FIRM / AFFILIATE OFFICES
November 6, 2013 Intuit Inc. 2700 Coast Avenue Mountain View, California 94043	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
	Chicago	Orange County
	Doha	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Re:	Registration Statement on Form S-3 of 116,064
shares of common stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as special counsel to Intuit Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of 116,064 shares of common stock, par value $0.01 per share (the “Shares”), which were issued by the Company to Full Slate, Inc. (“Full Slate”) on October 30, 2013, pursuant to the terms of that certain Asset Purchase Agreement and Plan of Reorganization (the “Purchase Agreement”) dated as of October 30, 2013, by and among the Company, Fossa Acquisition Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (the “Purchaser”), Full Slate, Full Slate as the Stockholder Representative, and each of Patrick Behrens, Christa Korol, William Lange and Greg Lauckhart (the “Stockholders”), and the Shares were subsequently distributed by Full Slate to each of the Stockholders pursuant to Section 6.06 of the Purchase Agreement. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (“Commission”) on November 6, 2013 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With the Company’s consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor to be held of record by Full Slate, or the Escrow Agent (as defined in the Purchase Agreement) in the name or on behalf of the Stockholders, and have been issued by the Company in accordance with the Purchase Agreement, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

November 6, 2013

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP